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                                                                   EXHIBIT 23.1

                  REPORT AND CONSENT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of TranSwitch Corporation:

The audits referred to in our report dated February 4, 1998 included the related financial statement schedule as of December 31, 1997, and for each of the years in the three-year period ended December 31, 1997, included in the Company's Annual Report on Form 10-K. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We consent to the use of our reports included herein and incorporated by reference in the Registration Statements of TranSwitch Corporation on Form S-8 (No. 33-94234) and Form S-3 (No. 333-40897), relating to the consolidated balance sheets of TranSwitch Corporation and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows and related financial statement schedule for each of the years in the three-year period ended December 31, 1997, which reports appear in the 1997 Annual Report on Form 10-K of TranSwitch Corporation.

                                                    KPMG Peat Marwick LLP

Stamford, Connecticut
March 31, 1998